Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 24, 2013 (except Note 20, as to which the date is June 24, 2013 and except for Note 19, as to which the date is July 17, 2013) with respect to the consolidated financial statements of SFX Entertainment, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-190092) and the related Prospectus of SFX Entertainment, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, NY
August 8, 2013